Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-252957) on Form F-10 of Orla Mining Ltd. (the “Registrant”) of our report dated March 20, 2020, relating to the audited consolidated annual financial statements of the Registrant as at, and for the years ended December 31, 2019 and 2018, together with the notes thereto.  We also consent to the reference to us under the headings “Interest of Experts” and “The Corporation — Recent Developments — Change in  Auditor” in such Registration Statement

/s/ Davidson & Company LLP

Chartered Professional Accountants
Vancouver, Canada

March 12, 2021